SEC RULE 22c-2
SUPPLEMENTAL AGREEMENT
THIS SUPPLEMENTAL AGREEMENT is entered into by and among Hartford Life Insurance Company ("Intermediary"), Putnam Fiduciary Trust Company ("PFTC"), and Putnam Retail Management Limited Partnership ("PRM"),
WHEREAS, Intermediary and PRM entered into the Fund Participation Agreement between Hartford Life Insurance Company and Putnam Retail Management Limited Partnership effective June 30, 1997 ("Agreement") with regard to certain employee benefit, profit-sharing and retirement plans for which Intermediary performs certain administrative and recordkeeping services;
WHEREAS, Intermediary serves as a "financial intermediary" or as an agent of an "indirect intermediary" within the meaning of Rule 22c-2 ("SEC Rule 22c-2") under the Investment Company Act of 1940, as amended, as described herein;
WHEREAS, PFTC serves as transfer agent, dividend-disbursing agent and shareholder servicing agent, and PRM serves as principal underwriter and distributor, for the Funds (as defined below); and
WHEREAS, Intermediary, PFTC and PRM desire to enter into this Supplemental Agreement in order to comply with SEC Rule 22c-2;
NOW THEREFORE, in consideration of the promises herein, Intermediary, PFTC and PRM hereby agree as follows:
1.    Agreement to Provide Information,
a. Shareholder Information — Effective as of 10/16/07, Intermediary agrees to provide the Funds, PFTC and/or PRM, upon written request, the taxpayer identification number ("TIN") (or in the case of non-U.S. Shareholders, if the TIN is unavailable, the International Taxpayer Identification Number or other government-issued identifier ("ITIN")) the specific individual Contract number or participant account number associated with the Shareholder, of any or all Shareholder(s) holding or owning Shares through an account with Intermediary, and the amount, date, and transaction type (purchase, redemption, transfer, or exchange), for each such Shareholder, of every purchase, redemption, transfer, or exchange of such Shares during the period covered by the request. Unless otherwise specifically requested by the Fund, the Intermediary shall only be required to provide Shareholder Information relating to Shareholder-Initiated Transfer Purchases and Shareholder-Initiated Transfer Redemptions. The foregoing information shall be collectively referred to herein as the "Shareholder Information."

i.Period Covered by Request. Requests shall set forth the specific period, not more than 90 days from the date of the request, for which Shareholder Information is sought. Notwithstanding the foregoing, the Funds, PFTC and/or PRM may request Shareholder Information older than 90 days from the date of the request as deemed necessary or desirable to investigate compliance with policies established from time to time by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Funds.
ii.Form and Timing of Response. Intermediary agrees to transmit the requested Shareholder Information that is on its books and records to the Funds, PFTC and/or PRM promptly, but in any event not later than five (5) business days, after receipt of a good order request in writing, in a format that is mutually agreed upon by the parties.

iii.Indirect Intermediaries. Upon reasonable written request from the Funds, PFTC or PRM, Intermediary agrees to use best efforts to determine promptly whether any specific person about whom the Funds, PFTC and/or PRM have received Shareholder Information is itself a financial intermediary (an "indirect intermediary" within the meaning of SEC Rule 22c-2). If such a person is determined to be an indirect intermediary, then, upon further reasonable written request from the Funds, PFTC and/or PRM, Intermediary agrees promptly to either (A) obtain from the indirect intermediary, and transmit to the Funds, PFTC and/or PRM, the Shareholder Information with respect to each Shareholder for whom Shares were purchased, redeemed, transferred or exchanged through an account maintained by the indirect intermediary during the period covered by the request; (B) arrange for the indirect intermediary to promptly provide such Shareholder Information to the Funds, PFTC and/or PRM; or (C) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund(s). Intermediary additionally agrees to inform the Funds, PFTC and/or PRM regarding which of the foregoing options it will follow.
iv.Agency. Intermediary represents that with respect to any indirect intermediary for which it submits purchase orders to the Funds, including without limitation any indirect intermediary with respect to which Intermediary follows Section l(a)(iii) above, Intermediary is a duly authorized agent of such indirect intermediary for purposes of performing this Supplemental Agreement and SEC Rule 22c-2. Intermediary agrees to prohibit the purchase of securities issued by the Fund(s) by, and notify the Funds, PFTC and/or PRM in writing of, any indirect intermediary for which Intermediary is not an authorized agent as described above. Notwithstanding the foregoing, this Section 1(a)(iv) shall not apply with respect to any indirect intermediary for which Intermediary submits purchase orders to the Funds if the Funds, PFTC and/or PRM have
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notified Intermediary in writing that such indirect intermediary is a party to an agreement with the Funds, PFTC and/or PRM for purposes of complying with SEC Rule 22c-2.
b.    Limitations on Use of Information. PFTC and PRM shall not use the information received from Intermediary or an indirect intermediary for any purpose other than as necessary to comply with the provisions of this Supplement and SEC Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.
2.    Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Funds, PFTC and/or PRM to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Funds, PFTC and/or PRM as having engaged in transactions in Shares (directly or indirectly through Intermediary's account) that violate policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Funds, provided that, to the extent permitted under Rule 22c-2, Hartford shall only be required to give effect to instructions that are reasonable. Upon further request by the Funds, PFTC and/or PRM, the Intermediary agrees to provide the name or other identifier of any investment professionals (if known) associated with any Shareholder(s) which has been identified by the Funds, PFTC and/or PRM as having violated policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Funds. Unless otherwise directed by the Fund, PFTC and/or PRM, any such restrictions and prohibitions shall apply only to Shareholder-Initiated Transfer Purchases and Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary. Except as permitted under Rule 22c-2, Intermediary will not impose any restriction, and nothing in this Agreement shall require that Intermediary impose any restriction, on a Shareholder based on any transactions other than transactions in the Shares through a separate account maintained by Intermediary.
a.Form of Instructions. Instructions must include the TIN or ITIN, the fund account number, the specific individual Contract owner number or participant account number associated with the Shareholder as applicable and if known, and the specific restrictions to be executed including how long such restriction(s) are to remain in place. If the TIN or ITIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.
b.Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions.
c.Confirmation by Intermediary. Intermediary must provide written confirmation to the Funds, PFTC and/or PRM that instructions have been executed.
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Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after instructions have been executed.
3.Remedy. In the event that Intermediary fails or refuses to comply with Sections 1 and/or 2 above, the Funds, PFTC and/or PRM may restrict or prohibit Intermediary from purchasing in nominee name or on behalf of other persons, including without limitation indirect intermediaries, securities issued by the Fund(s). For purposes of this Section 3, "purchasing" does not include the automatic reinvestment of dividends.
4.Amendment. This Agreement may be amended by mutual agreement of the parties as evidenced by an amendment executed by all parties.
5.Incorporation into Agreement. The parties agree that this Supplemental Agreement is incorporated into the Agreement as if fully set forth therein.
6.Effective Date. This Supplemental Agreement is effective as of April 16, 2007.
7.Instructions. PFTC and PRM are entering into this Supplemental Agreement on their own behalf, as well as on behalf of the Funds, and any instructions or directions given by PFTC or PRM shall be deemed to be given by the Funds as well.
8.Definitions.
a.The term "Fund" means each Putnam mutual fund covered under the Agreement and any amendments thereto that constitutes a "Fund" as defined in SEC Rule 22c-2(c)(2), and that does not constitute an "excepted fund" as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.
b.The term "promptly" means as soon as reasonably practicable, but not later than five business days after Intermediary receives instructions or a request from the Funds, PFTC and/or PRM.
c.The term "Shares" means the redeemable securities issued by a Fund that are held of record by Intermediary.
d.The term "Shareholder" includes the beneficial owner of Shares, whether the Shares are held directly or by Intermediary in nominee name.
e."Shareholder-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to contractual or systematic programs or enrollments such as transfers of assets within a Contract to a Fund as a result of "dollar cost averaging" programs, asset allocation programs and automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) a step-up (or comparable benefit) in Contract value (or comparable benefit base) pursuant to a Contract death benefit or guaranteed minimum withdrawal benefit; or (iv) allocation of assets to a Fund
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through a Contract as a result of payments such as loan repayments, scheduled contributions, or retirement plan salary reduction contributions, or planned premium payments to the Contract.
f."Shareholder-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to contractual or systematic programs or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, asst allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of the payment of a death benefit from a Contract
g.The term "written" includes electronic writings and facsimile transmissions.
IN WITNESS WHEREOF, Intermediary, PFTC and PRM have caused this Supplemental Agreement to be executed by their duly authorized officers.
PUTNAM FIDUCIARY TRUST    HARTFORD LIFE INSURANCE
By:                   /s/
Name:    Jamie Ohl
Title: Vice President
Date: April 5, 2007

By:                   /s/
Name:   Steven Krichmar
Title: President
Date:   November 28, 2006

COMPANY    COMPANY

PUTNAM RETAIL MANAGEMENT
LIMITED PARTNERSHIP
By:                   /s/
Name:    Mark Coneeny
Title: Managing Director
Date:  November 28, 2006